CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 22, 2008, relating to the financial statements and financial highlights which appears in the July 31, 2008 Annual Report to Shareholders of the Old Mutual Funds I, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Financial Statements", "Experts" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
November 14, 2008